EXHIBIT 5

POWER OF ATTORNEY

The undersigned, John T. Bird (hereinafter referred to as “Bird”) does hereby make, constitute and appoint the person listed below as Bird’s true and lawful agent and attorney-in-fact (hereinafter referred to as the “Attorney”) to act in the name and on behalf of Bird for and with respect to the matters hereinafter described.

Name of Attorney:	Edward A. Collery

Attorney shall have the power and authority to do the following:

To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of Bird with regard to any securities issued by Nicholas Financial, Inc. (the “Company”) owned by Bird or any of Bird’s affiliates.

And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for Bird in order to more effectively carry out the intent and purpose of the foregoing.

Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon Bird without attestation.  The Power of Attorney conferred hereby shall not be delegable by Attorney.

This Power of Attorney shall remain in full force and effect until Bird is no longer required to file Schedule 13D, Schedule 13G or Forms 3, 4 and 5 with respect to Bird’s holdings of and transactions in securities of the Company, unless earlier revoked by Bird in a signed writing delivered to the Attorney. This Power of Attorney revokes all previous powers of attorney with respect to the subject matter of this Power of Attorney.

IN WITNESS WHEREOF, Bird has caused this Power of Attorney to be executed as of the 24th day of July, 2023.

/s/ John T. Bird
John T. Bird